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                                                                     EXHIBIT 8.3

                                [S&A LETTERHEAD]

                                January 26, 1998



Quality Food Centers, Inc.
10112 N.E. 10th Street, Suite 201
Bellevue, Washington  98004

Ladies and Gentlemen:

               We refer to the Agreement and Plan of Merger dated as of November 6, 1997, as amended on January 20, 1998 (the "Agreement"), among Fred Meyer, Inc., a Delaware corporation ("Parent"), Q-Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Parent ("Sub"), and Quality Food Centers, Inc., a Washington corporation (the "Company"), which provides for the merger (the "Merger") of Sub with and into the Company on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.

               As provided in the Agreement, at the Effective Time, by reason of the Merger: (i) all outstanding shares of Company Common Stock then held in the treasury of the Company and any shares of Company Common Stock owned by Parent, Sub, or by any other direct or indirect subsidiary of Parent or of the Company will be canceled, and no capital stock of Parent, cash or other consideration will be delivered in exchange therefor; (ii) each then issued and outstanding share of capital stock of Sub will be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Company, as the Surviving Corporation; (iii) subject to the right of holders of Company Common Stock to dissent from the Merger, each then outstanding share of Company Common Stock (other than shares described in clause (i)) will be converted into validly issued, fully paid and nonassessable shares of Parent Common Stock; (iv) all Company Stock Rights will be assumed by Parent and converted automatically into options to purchase shares of Parent Common Stock; and (v) each vested Stock Unit will be converted into shares of Parent Common Stock, and any unvested Stock Unit will be canceled and will not be outstanding immediately prior to the Effective Time. Cash will be paid in lieu of fractional shares of Parent Common Stock.

               The Merger and the Agreement are more fully described in the Parent's Registration Statement on Form S-4 to which this opinion is attached as an exhibit (the "Registration Statement") relating to the registration of shares of Parent Common Stock, which is


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SIDLEY & AUSTIN                                                          CHICAGO

Quality Food Centers, Inc.


being filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Proxy Statement/Prospectus (the "Prospectus") of Parent and the Company.

               In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Registration Statement, the Prospectus and such other documents as we have deemed relevant and necessary. Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the Effective Time. We have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

               We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Merger or contemplated by the Agreement will be consummated (A) in accordance with the Agreement and (B) as described in the Prospectus; (ii) the Merger will qualify as a statutory merger under the laws of the State of Washington; and (iii) as of the date hereof, and as of the Effective Time (as if made as of the Effective Time), the written statements made by Stuart M. Sloan in a Company shareholder tax certificate and the written statements of executives of Parent and the Company as contained in the Parent Tax Certificate and the Company Tax Certificate, respectively, in all cases will be accurate in all respects.

               In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein.

               The opinions expressed below might not be applicable to Company stockholders who, for federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

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SIDLEY & AUSTIN                                                          CHICAGO

Quality Food Centers, Inc.


        Based upon and subject to the foregoing, it is our opinion, as counsel for the Company, that for federal income tax purposes:

               (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Company, Sub, and Parent will each be a party to such reorganization within the meaning of
        Section 368(b) of the Code;


               (ii) No gain or loss will be recognized by Parent, Sub, or the Company as a result of the Merger;

               (iii) No gain or loss will be recognized by the shareholders of the Company upon the exchange of their Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

               (iv) The aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Stock exchanged therefor;

               (v) The holding period for shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger will include the holding period of the Company Common Stock exchanged therefor, provided such Company Common Stock was held as a capital asset by the shareholder at the Effective Time; and

               (vi) A shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

               Except as expressly set forth in paragraphs (i) through (vi), inclusive, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger. No opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

               We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

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SIDLEY & AUSTIN                                                          CHICAGO

Quality Food Centers, Inc.


               This opinion letter may be relied upon solely by you, and may not be relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. However, we hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement.


                                                Very truly yours,


                                                SIDLEY & AUSTIN